Exhibit 2.2

AGREEMENT FOR PURCHASE AND SALE OR REDEMPTION

OF EQUITY INTERESTS

DATED DECEMBER 9, 2004

BY AND AMONG

SCOTT M. NIELSON,

AS SELLER,

AND

 ROBERT R. BLACK, SR. AND B& BB, INC.

AS PURCHASER

AGREEMENT FOR PURCHASE AND SALE OR REDEMPTION

OF EQUITY INTERESTS

THIS AGREEMENT is made as of November     , 2004 by and among Robert R. Black, Sr., and/or his Permitted Designee (hereinafter defined) (“Randy Black”) and B & BB, Inc., a Nevada corporation (“B&BB”) (collectively, Randy Black and B&BB are sometimes collectively referred to as “Purchaser”), having an address at 911 North Buffalo, Suite 211, Las Vegas, Nevada 89128, and Scott M. Nielson (“Seller”), having an address at                                    (all such parties sometimes collectively referred to as the “Parties” and individually as a “Party”).

R E C I T A L S

A.                                   Seller is party to that certain Letter of Intent (the “LOI”) executed as of November 4, 2004 pursuant to which Purchaser offered to purchase or cause to be redeemed from Seller, all of his stock, membership or other equity interests of any type (such equity interests, the “Equity Interests”) held by him, whether directly or indirectly, in the Company.

B.                                     Purchaser desires to purchase or cause to be redeemed all of the outstanding Equity Interests from Seller and Seller desire to sell such Equity Interests to Purchaser, or permit the redemption thereof, in either case on the terms and subject to the conditions contained in this Agreement.

C.                                     The Parties enter this Agreement intending that this Agreement shall constitute the “Purchase Agreement” contemplated by the LOIs.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the promises contained herein and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Purchase and Sale or Redemption of Equity Interests;

Closing and Manner of Payment

1.1                                 Agreement to Purchase and Sell or Redeem Equity Interests.  On the terms and subject to the conditions contained in this Agreement, Seller shall tender to the Company, and Purchaser shall cause to be redeemed all of the outstanding Equity Interests (the “Acquisition”), free and clear of all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, encumbrances, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise (collectively, “Claims”).  The Equity Interests of Seller in the Company are set forth in Exhibit A attached hereto.  Notwithstanding the foregoing, Seller agree to cooperate in any reasonable change in the overall transaction structure, provided that if such change would adversely affect the after-tax financial impact of the Acquisition to Seller, or reduce, directly or indirectly, the purchase price to be paid to Seller, then Purchaser shall increase the Purchase Price payable to Seller in an amount sufficient to offset and eliminate such adverse effect.

1.2                                 Purchase Price.  The aggregate purchase price of the Equity Interests shall be equal to Two Hundred Eighty-Nine Thousand Two Hundred Fifty-Six and No/100 Dollars ($289,256.00) (the “Purchase Price”).  The other stockholders of the Company (other than Randy Black) shall be paid, at the same time, for their respective Equity Interests in the Company as set forth in Exhibit B attached hereto.

1.3                                 Manner of Payment of Purchase Price; Deposits.

(a)                                  The Purchase Price shall be paid or satisfied at the later of January 3, 2005 or the Closing (as hereinafter defined) by wire transfer of immediately available funds to such bank account or accounts as each Seller shall designate by written notice delivered to Purchaser not later than five (5) business days prior to the Closing.  The failure of Seller to provide such written notice in a timely fashion shall be deemed an agreement by said Seller that the Escrow Agent (as hereinafter defined) may receive and hold for such Seller such Seller’s portion of the Purchase Price.  If Purchaser shall so wire transfer the Purchase Price and such wire transfer shall be received, Purchaser shall have no responsibility for the disbursement thereof from said account or accounts to Seller.  If Closing occurs prior to January 3, 2005, Purchaser agrees to escrow the Purchase Price (net of all costs and expenses payable by Seller hereunder) with the Escrow Agent, and Seller shall not be entitled to receipt of said net Purchase Price until January 3, 2005.  Seller shall nonetheless complete Closing on the Closing Date, and release of such escrow to Seller shall not be subject to any conditions other than the passage of time.

(b)                                 Purchaser has deposited the sum of Ten Thousand and No/100 Dollars ($10,000.00) (“Earnest Money Deposit”) into an interest bearing escrow account with Nevada Title Company (“Escrow Agent”), account number 04-09-2387-DTL, of which Earnest Money Deposit, Five Thousand and No/100 Dollars ($5,000.00) is nonrefundable to Purchaser except on nonperformance or default by any of Seller pursuant to an Escrow Agreement in the form of Exhibit F among Seller, Purchaser and Escrow Agent.  The balance of the Earnest Money Deposit shall automatically become nonrefundable, except on nonperformance or other default by Seller, on the date that is forty-five (45) days after the date hereof.  The Earnest Money Deposit, and interest which has accrued thereon, shall be credited towards the Purchase Price and released from escrow to Seller as provided in Section 1.3(a), or the sooner termination of this Agreement, in accordance with the terms hereof, as and to the extent permitted under the Gaming Laws (hereinafter defined).

1.4                                 Adjustment to the Purchase Price.  At Closing, the Purchase Price payable to Seller shall be reduced in accordance with the terms of Section 11.1, below.

1.5                                 Manner of Delivery of Equity Interests.  At the Closing, Seller shall deliver to Purchaser such assignments and certificates evidencing the Equity Interests (together with all rights then or thereafter attaching thereto), including stock certificates duly endorsed in blank, or accompanied by valid stock powers duly executed in blank, in proper form for transfer, as Purchaser or Purchaser’s counsel may reasonably require.  To the extent any such certificate cannot be located or was never issued, a replacement stock certificate shall be issued by the Company upon receipt of a declaration by Seller as to Seller’s loss or non-receipt of such certificate.

1.6                                 Time and Place of Closing; Extensions.

(a)                                  Subject to the provisions of Section 1.3(a) regarding payment of the Purchase Price, the transaction contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m., prevailing business time, at the offices of Escrow Agent on (or upon ten (10) days’ written notice to Seller from Purchaser, before) the date that is ninety (90) days after the date hereof (or the next business day if such date is a weekend or legal holiday) (the “Original Closing Date”), or on such later date as may be allowed under Section 1.6(b), below, or on such other date, or at such other place, as shall be agreed upon by Seller and Purchaser.  The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date”.  If the Closing shall occur, it shall be deemed to be effective as of 12:01 a.m., prevailing time at the place of Closing on the Closing Date.  From and after the Closing Date, Seller shall have no interest in the Companies or the business relationships among Purchaser and Non-Seller.

(b)                                 The Closing Date may, at Purchaser’s option, be extended for up to three (3) additional periods of thirty (30) days each after the Original Closing Date, provided that in each such case, Purchaser’s extension election must be received by Seller prior to the Original Closing Date, or extended Closing Date, as applicable, and must be accompanied by evidence of Purchaser’s payment to Escrow Agent of an additional nonrefundable (except in the case of default or nonperformance by Seller hereunder) Earnest Money Deposit of Two Thousand Five Hundred and No/100 Dollars ($2,500.00) in each case paid prior to the Original Closing Date, or extended Closing Date, as applicable.  Each notice of extension shall be provided in accordance with Section 11.3, below.  Such additional deposits and accrued interest, if any, shall not be applied at Closing against the Purchase Price.  In no event will the total of all such extensions exceed ninety (90) days after the Original Closing Date.

(c)                                  If the Acquisition has not closed on or before the Original Closing Date or any extension thereof, as applicable, then this Agreement shall terminate and the nonrefundable portion of the Earnest Money Deposit shall immediately be paid to Seller as liquidated damages, subject to gaming regulatory approval (if required), unless the failure to close is the result of nonperformance or default by Seller.

(d)                                 From and after Closing, Seller shall have no interest in the Company (including each subsidiary and affiliate of the Company) or the business relationships among Purchaser and the Non-Seller.

1.7                                 Intentionally Omitted.

1.8                                 Satisfaction of Credit Obligations.  Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that the existing secured credit facility provided to the Company and certain of its affiliates by Bank of America, N.A., Wells Fargo, N.A., and certain other lenders, as the same may have been modified through the Closing Date, including as modified by any forbearance agreement (the “Credit Facility”), will be paid in full prior to the Closing by the

Company; provided however, that such payment and satisfaction will not alter the Purchase Price payable hereunder.

1.9                                 Intentionally Omitted.

ARTICLE II

Representations and Warranties

2.1                                 General Statement.  The Parties make the representations and warranties to each other which are set forth in this Article II.  All such representations and warranties and all representations and warranties which are set forth elsewhere in this Agreement and in any financial statement, exhibit or document delivered by a Party to another Party pursuant to this Agreement or in connection herewith shall survive the Closing (and none shall merge into any instrument of conveyance), regardless of any investigation or lack of investigation by any of the Parties.  No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.  Representations and warranties of the Parties are initially made as of the date hereof.

2.2                                 Representations and Warranties of Purchaser.

2.2.1                        Randy Black, represents and warrants to Seller as follows:

(a)                                  Randy Black is an individual of legal age resident in the State of Nevada.

(b)                                 Randy Black has full power and authority to enter into and perform this Agreement.  This Agreement has been duly executed and delivered by Randy Black, and constitutes a valid and legally binding obligation of Randy Black, enforceable against Randy Black in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies).

(c)                                  Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the Nevada Gaming Control Act and the rules and regulations of the City of Mesquite and the Clark County Liquor and Gaming Licensing Board (together, “Gaming Laws”), as amended, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body of the United States or any state or political subdivision thereof is required for or in connection with the consummation by Randy Black of the transaction contemplated hereby.

(d)                                 Neither the execution and delivery of this Agreement by Randy Black, nor the consummation by Randy Black of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Randy Black is subject or by which Randy Black is bound.

(e)                                  Except for documents executed in connection with the Credit Facility, Randy Black is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Randy Black according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or require any consent or notice or whereby timely performance by Randy Black according to the terms of this Agreement may be prohibited, prevented or delayed.

(f)                                    Neither Randy Black, nor any of his Affiliates (as defined below) has dealt with any person or entity who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transaction contemplated hereby or introducing the Parties to each other, that would be payable by any of Seller.  As used herein, an “Affiliate” is any person or entity which controls a Party or the Company, which that Party or the Company controls, or which is under common control with that Party or the Company.  For purposes of the preceding sentence, the term “control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.  In the case of any of Seller, the term Affiliate shall include the O’Reillys.

(g)                                 Randy Black is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and is acquiring the Equity Interests for his own account for investment and with no present intention of distributing or reselling such shares or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act.  Randy Black understands that the Equity Interests have not been registered under the Securities Act or any state securities laws and are being transferred to Randy Black, in part, in reliance on the foregoing representation.

2.2.2                        The Company represents and warrants to Seller as follows:

(a)                                  The Company is duly organized, existing and in good standing under the laws of its jurisdiction of incorporation or formation.  The execution and delivery of this Agreement by it and the performance by it of all of its obligations under this Agreement have been duly approved prior to the date of this Agreement by all requisite action of its board of directors.  The approval of its shareholders or such approval as is required under its constituent documents for it to execute this Agreement or consummate the transaction contemplated hereby has been duly given.  This Agreement has been duly executed and delivered by it.  Neither the execution and delivery of this Agreement by the Company, nor the consummation by them of the transaction contemplated hereby, will conflict with or constitute a breach of any of the terms, conditions or provisions of its Certificate or Articles of Incorporation, by-laws, or other governing or organizational documents, as the case may be.

(b)                                 The Company has full power and authority to enter into and perform this Agreement.  This Agreement has been duly executed and delivered by the Company, and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies).

(c)                                  Except for filings under the HSR Act and the Gaming Laws, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body of the United States or any state or political subdivision thereof is required for or in connection with the consummation by the Company of the transaction contemplated hereby.

(d)                                 Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which the Company is subject or by which the Company is bound.

(e)                                  Except for documents executed in connection with the Credit Facility, the Company is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Company according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or require any consent or notice or whereby timely performance by the Company according to the terms of this Agreement may be prohibited, prevented or delayed.

2.3                                 Individual and Several Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as follows:

(a)                                  Seller owns the Equity Interests in the Company as set forth opposite his name in Exhibit A, free and clear of all Claims.  Seller has not granted or created, and Seller does not claim that the Company has granted or created in favor of  Seller, any outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character in favor of or relating to the Equity Interests of  Seller.  The Parties acknowledge and agree that to the extent any such rights existed in Seller, such Parties have waived and released any such rights under Section 3.2(a).

(b)                                 Except for filings under the HSR Act and the Gaming Laws, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body of the United States or any state or political subdivision thereof is required for or in connection with the consummation by  Seller of the transaction contemplated hereby.

(c)                                  Seller has not entered into any agreement or commitment on behalf of the Company.  Purchaser acknowledges that the Black Brothers Trusts have participated and shall participate, to varying degrees, in the management of the Company through Closing and agrees that agreements, obligations, and liabilities arising or occurring in the ordinary course are excepted from applicability of the immediately preceding sentence.

(d)                                 Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by  Seller according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by  Seller of this Agreement may be prohibited, prevented or delayed.

(e)                                  Seller does not have or claim any ownership interest in or license or other right to use any assets or properties used in the operation of the businesses of the Company, or located at any business property of the Company.

(f)                                    Seller has not taken any actions which were calculated to dissuade, or had the effect of dissuading, any present employees, representatives or agents of the Company from continuing an association with the Company after Closing.

(g)                                 Neither  Seller nor any of his Affiliates has entered into any agreement or commitment with any person, firm or corporation entitling them to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transaction contemplated hereby or introducing the Parties to each other.

(h)                                 Seller has full power and authority to execute and perform this Agreement.

(i)                                     This Agreement has been duly executed and delivered by  Seller , and constitutes a valid and legally binding obligation of  Seller, enforceable against  Seller in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies).

ARTICLE III

Conduct Prior to the Closing

3.1                                 General.  Seller and Purchaser shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article III.

3.2                                 Seller’s Obligations.  The following are Seller’s obligations:

(a)                                  Seller hereby waives and releases, until the date of any termination of this Agreement (the “Termination Date”), any right of first refusal or similar right Seller may have with respect to the Acquisition pursuant to or arising under any agreements by or among any of Purchaser, Seller, or their principals and affiliates, or the constituent documents of the Company.  If Closing is completed prior to any termination hereof, the referenced waiver and release shall survive Closing hereunder.

(b)                                 Seller shall not disclose to any third party (other than to its directors, officers, employees, agents, attorneys, consultants, accountants and lenders, and the officers, directors and employees of Seller’s Affiliates, having a need to know such information in connection with the transaction contemplated hereby), or use for any purpose other than evaluating and carrying out the transaction contemplated hereby, any Confidential Information regarding the Company, which information was obtained from any of Seller or the Company.  Intending that the term shall be broadly construed to include anything protectible under the Nevada Trade Secrets Act or other applicable law,

“Confidential Information” means all information, and all documents and other tangible items which record information, which at the time or times concerned is protectible as a trade secret under applicable law, including, without limitation, the following especially sensitive types of information with respect to the Company:

(i)                                     product development and marketing plans and strategies;

(ii)                                  unpublished drawings, manuals, know-how, research in progress, and the like;

(iii)                               the identity, purchase and payment patterns of, and special relations with, customers;

(iv)                              the identity, net prices and credit terms of, and special relations with, suppliers; and

(v)                                 proprietary software and business records.

The preceding portions of this subsection (b) shall not apply to information (i) which was in the public domain or independently received from a third party with a right to disclose such information, or (ii) to the extent that disclosure is required by law.  Seller shall advise Purchaser of any request, including a subpoena or similar legal inquiry, to disclose any such Confidential Information, so that Purchaser or the Companies can seek appropriate legal relief.

(c)                                  Seller shall cooperate with Purchaser (including without limitation delivery of all corporate or limited liability company authorizations) using their commercially reasonable good faith efforts in connection with Purchaser’s and/or the Companies’ pursuing and obtaining (i) all consents and approvals specified by Purchaser to the consummation of the transaction contemplated hereby under the HSR Act and the Gaming Laws and (ii) financing for the Acquisition.

3.3                                 Purchaser’s Obligations.  The following are Purchaser’s obligations:

(a)                                  Purchaser shall use its commercially reasonable good faith efforts to secure financing at Closing from its lender(s).

(b)                                 Consistent with current practice, and to the extent allowed under the Credit Facility, Purchaser shall allow and continue to cause the Companies to make “tax payment” distributions to Seller in a manner designed to ensure that Seller shall have such funds available at such time as Seller are required to make payment to the appropriate taxing authority.

(c)                                  Purchaser agrees to give periodic updates to Seller, not less frequently than every seven (7) calendar days, on the status of Purchaser’s financing for the Acquisition, which is anticipated to involve the issuance of secured notes.  Such updates may be in writing, or by telephone conference call with reasonable advance notice to Seller, but shall be in writing at least once every 30 days.  Seller (for himself and his agents and advisors) agree to hold all information disclosed in such periodic updates in strict confidence.  Seller agrees further that Purchaser shall have no liability to any of them for any inaccurate or mistaken information in, or omission from, any such updates, so long as the same was included or omitted in good faith.  Within two (2) business days of any reasonable request therefor, Purchaser will provide to Seller copies of any documents relating to such financing as may be in Purchaser’s possession or control and not otherwise required by Purchaser’s underwriter(s) to be held confidential from Seller.  Further, Purchaser will respond reasonably to Seller’s questions with respect to such financing.

3.4                                 Joint Obligations.  The following shall apply with equal force to Seller, on the one hand, and Purchaser, on the other hand:

(a)                                  Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as reasonably practicable.

(b)                                 Each Party shall promptly give the other Party written notice of the existence or occurrence of any condition or occurrence which would make any representation or warranty herein contained of either Party untrue or which might reasonably be expected to prevent the consummation of the transaction contemplated hereby.

(c)                                  No Party shall intentionally perform any act which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any Party or which would result in any representation or warranty herein contained of said Party being untrue in any material respect as if originally made on and as of the Closing Date.

(d)                                 Seller shall cooperate with Purchaser who has made or shall forthwith make all filings and perform all acts required by them respectively under the HSR Act, the Gaming Laws, liquor laws and other statutory and regulatory requirements in connection with Purchaser’s making such filings and performing such acts.

(e)                                  Without the prior consent of the other Parties (which shall not be unreasonably withheld or delayed), no Party will make any release to the press or other public disclosure, or make any statement to any competitor, customer, client or supplier of any Party or any other person, with respect to either the fact that discussions or negotiations have taken place concerning the Acquisition or the existence or contents of this Agreement, except for such public disclosure as may be required by law based on the good faith opinion of counsel.  If any Party proposes to make any disclosure based upon such an opinion, that Party will advise the other Parties, together with the text of the proposed disclosure, as far in advance of its disclosure as is practicable, and will in good faith consult with and consider the suggestions of the other Parties concerning the nature and scope of the information it proposes to disclose.  Notwithstanding the foregoing, the Parties agree that Purchaser may disclose the terms of the Acquisition to its investment bankers, lenders and their agents in connection with the financing of the Acquisition.

ARTICLE IV

Conditions to Closing

4.1                                 Conditions to Seller’s Obligations.  The obligation of Seller to close the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which, this Agreement may, at Seller’s option, be terminated pursuant to and with the effect set forth in Article IX:

(a)                                  Each and every representation and warranty made by Purchaser shall have been true and correct when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

(b)                                 All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed in all material respects.

(c)                                  No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transaction contemplated hereby.

(d)                                 Purchaser shall have delivered to Seller the written opinion of Black, Lobello and Pitegoff, LLC, counsel for Purchaser, dated as of the Closing Date, in substantially the form of Exhibit C attached hereto.

(e)                                  All of the consents and approvals referred to in Section 3.2(c) shall have been obtained (without cost to Purchaser or the Company in excess of the normal and customary cost associated therewith).

(f)                                    Purchaser and/or the Company shall have obtained releases of Seller from any personal guarantees of any obligations of the Company.

(g)                                 The waiting period set forth in the HSR Act and the rules promulgated thereunder shall have expired or otherwise terminated.

4.2                                 Conditions to Purchaser’s Obligations.  The obligation of Purchaser to close the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which, this Agreement may, at Purchaser’s option, be terminated pursuant to and with the effect set forth in Article IX:

(a)                                  Each and every representation and warranty made by Seller shall have been true and correct when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

(b)                                 All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Seller would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed in all material respects.

(c)                                  All of the consents and approvals referred to in Section 3.2(c) shall have been obtained (without cost to Purchaser or the Company in excess of the normal and customary cost associated therewith).

(d)                                 No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transaction contemplated hereby.

(e)                                  Seller shall have delivered to Purchaser the written opinion of his counsel, dated as of the Closing Date, in substantially the form of Exhibit D attached hereto, with such changes as shall be reasonably required by Purchaser’s lenders (it being understood that Purchaser’s lenders may rely upon such opinion).

(f)                                    The waiting period set forth in the HSR Act and the rules promulgated thereunder shall have expired or otherwise terminated.

ARTICLE V

Closing

5.1                                 Form of Documents.  At the Closing, the Parties shall deliver the documents, and shall perform the acts, which are set forth in this Article V.  All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel.  All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

5.2                                 Purchaser’s Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Section 4.2, Purchaser shall execute and/or deliver to Seller all of the following:

(a)                                  except as otherwise provided in Section 1.3(a), the Purchase Price to be paid at Closing as provided in Section 1.2;

(b)                                 a closing certificate executed by Purchaser, pursuant to which Purchaser represents and warrants to Seller that Purchaser’s representations and warranties to Seller are true and correct in all material respects as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any material respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by Seller in writing, have been so performed in all material respects (or, if any such covenant has not been so performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser;

(c)                                  the Mutual Release Agreement (as hereinafter defined) and

(d)                                 without limitation by the specific enumeration of the foregoing, all other documents reasonably required from Purchaser to consummate the transaction contemplated hereby.

5.3                                 Seller’s Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Section 4.1, Seller shall execute or deliver to Purchaser all of the following:

(a)                                  certificates representing all outstanding Equity Interests, duly endorsed in blank or with duly executed stock powers attached or, to the extent that any such Equity Interests are not certificated, assignments of such Equity Interests from Seller to Purchaser in a form reasonably satisfactory to Purchaser and Purchaser’s counsel;

(b)                                 a closing certificate duly executed by Seller, pursuant to which Seller represents and warrants to Purchaser that Seller’s representations and warranties to Purchaser are true and correct in all material respects as of the Closing Date as if then originally made (or if any such representation or warranty is untrue in any material respect, specifying the respect in which the same is untrue), and that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date, to the extent not waived by Purchaser in writing, have been so performed in all material respects (or if any such covenant has not been so performed, indicating that such covenant has not been performed);

(c)                                  the written resignation of Seller as an officer, director, member, employee, or any other representative position with the Company effective as of the Closing Date;

(d)                                 physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by, used in the business or operations of, or pertaining to any Company, which are in the possession of Seller;

(e)                                  any minute books and stock records of the Company which are in the possession of Seller;

(f)                                    a certification duly executed by Seller that Seller is not a foreign person, in the form provided in Treasury Regulation § 1.1445-2(b)(2)(iii)A;

(g)                                 all written consents, authorizations or amendments to the constituent documents of the Company necessary or desirable to allow or accommodate the Acquisition, including, if appropriate the redemption of all or a portion of the Equity Interests;

(h)                                 the Mutual Release Agreement; and

(i)                                     without limitation by the specific enumeration of the foregoing, all other documents reasonably required from Seller to consummate the transaction contemplated hereby.

ARTICLE VI

Post-Closing Agreements

6.1                                 Post-Closing Agreements.  From and after the Closing, the Parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI.

6.2                                 Inspection of Records.  Purchaser and Purchaser’s Affiliates, shall retain and make their books and records (including expired insurance policies and work papers in the possession of their respective accountants) with respect to the Company available for inspection by Seller, or by his duly accredited representatives, for reasonable business purposes at all reasonable times on reasonable prior notice, at Purchaser’s business location, during normal business hours, for a five (5) year period after the Closing Date, with respect to all transactions of the Company occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of such Company.  As used in this Section 6.2, the right of inspection includes the right to make extracts or copies provided that such extracts or copies shall be made at such Seller’s sole cost and expense.  The representatives of Seller inspecting the records of Purchaser shall be reasonably satisfactory to Purchaser.

6.3                                 Confidentiality.  Seller shall not communicate or divulge to, or use for the benefit of, any person, firm or corporation other than Purchaser, its agents and representatives, any Confidential Information.

6.4                                 Use of Trademarks.  Seller shall not use and shall not license any third party to use, any name, slogan, logo or trademark which is similar or deceptively similar to any of the names or trademarks used in connection with the business of the Company.

6.5                                 Hiring Away Employees.  For a period of two (2) years from the Closing Date, Seller shall not take any actions which are calculated to persuade any salaried, technical or professional employees, representatives or agents of the Company to terminate their association with the Company.

6.6                                 Termination of Perquisites.  From and after the Closing, no Seller shall be entitled to receive or to grant or otherwise provide to any third party any goods, services, privileges (including “comping privileges”) or any other thing of value from or chargeable to the Company.

6.7                                 Third Party Claims.  The Parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article VIII, provided that the Party requesting cooperation shall reimburse the other Party for the other Party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.

6.8                                 Covenant Not to Compete.  As an inducement for Purchaser to enter into this Agreement, each Seller agrees that:

(a)                                  from and after the Closing and continuing for the lesser of five (5) years from the Closing Date or the longest time permitted by applicable law, neither such Seller, nor any of its Affiliates shall directly or indirectly engage or participate, as an owner, partner, shareholder, consultant or (without limitation by the specific enumeration of the foregoing) otherwise, in any non-restricted gaming activities in the City of Mesquite, Nevada, or the area within a 25-mile radius thereof.

(b)                                 In the event of any breach of Section 6.8(a), the time period of the breached covenant shall be extended for the period of such breach.  Seller recognizes that the territorial, time and scope limitations set forth in this Section 6.8 are reasonable and are required for the protection of Purchaser and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Purchaser and Seller agree to the reduction of any of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

6.9                                 Tax Reconciliation Issues.

(a)                                  As is provided for in Section 3.3(b), during the period prior to Closing it is the intent of the Parties that, to the extent authorized under the Credit Facility and consistent with past practice, to the extent cash is available for distribution, the Company will distribute cash to Seller in an amount equal to the tax liability of each Seller, attributable to such Seller’s ownership of the Equity Interests, for the period of such ownership.  Therefore, consistent with past practice and to the extent allowed under the Credit Facility, Purchaser shall allow and cause the Company to determine the actual tax liabilities of Seller arising out of their ownership of the Equity Interests and shall make payments to Seller in such amounts.  If, after Closing, it is determined that the Company has underpaid Seller on account of Seller’s actual tax liabilities, Purchaser shall allow and cause the Company to provide for a tax payment “true-up” distribution to Seller.  If, after Closing, it is determined that the Company has overpaid Seller on account of Seller’s actual tax liabilities, Seller shall provide for a tax payment “true-up” repayment to the Company.  Purchaser and Company shall enter into no contract, agreement, or other obligation with respect to Acquisition-related financing or otherwise which shall restrict, abridge, modify or otherwise affect such obligation to provide for and make such tax “true-up” payment to Seller.

(b)                                 Purchaser and Seller agree to utilize and to execute any consents required to utilize, and Purchaser and Company shall utilize, the “interim closing of the books” method and the “termination of S corporation year” method under Sections 706 and 1377(a)(2) of the Internal Revenue Code, respectively, and applicable Treasury Regulations promulgated thereunder to allocate the Company’s income and other separately reportable items for income tax reporting purposes.  Purchaser and Seller also, for all actual or deemed allocation of purchase price requirements as applicable under the Internal Revenue Code to the Acquisition, agree to and shall apply the respective net book values of the various assets to constitute the respective fair market values thereof, with any residual amount to be allocated to goodwill or going concern value.

6.10                           Sale or Transfer of Interests to Company.  Purchaser represents and warrants that it is engaging in the Acquisition solely for its own benefit, and not with a view towards an assignment of this Agreement or any rights hereunder to any third party, except for an entity or entities owned in their entirety by Purchaser.  Subject to the provisions of the next following sentences, for a period of eighteen months from the Closing Date, Purchaser will not directly or indirectly: (i) sell, transfer or dispose, or agree to sell, transfer or dispose, of a controlling equity interest in the Company or allow the Company to sell all or material part of their assets to Station Casinos, Inc., Barrick Gaming Corporation, Boyd Gaming Corporation, or their principals and/or affiliates, at a price or on terms that would have resulted in proceeds to Seller (net of costs), had such transaction been consummated on the Closing Date, in excess of those payable from the transaction described herein (the amount of such excess being referred to as the “Excess Proceeds”); or (ii) other than the Acquisition, and regardless of the identity of the purchaser, share the net proceeds of any sale by Purchaser of an equity interest in the Company, or of any sale of the assets of the Company, with Seller, their principals or affiliates.  Notwithstanding the foregoing, the restriction contained in clause (i), above, shall not apply to: (A) issuance of less than a controlling interest in the Company to any party, where the proceeds thereof are retained by the Company; (B) any foreclosure, condemnation or other involuntary conveyance of any type; (C) any deed in lieu of foreclosure or similar voluntary transaction to a lender or lenders, or the designee(s) of such lender(s); (D) conveyance by any lender or lenders of any equity interests in or assets of the Company after acquisition thereof pursuant to clauses (B) or (C), above; or (E) Purchaser’s cooperation with a lender or lenders in connection with a transaction described in clauses (B), (C) or (D), above.  In addition, Purchaser may engage in transactions otherwise prohibited hereunder so long as Purchaser shares the Excess Proceeds otherwise distributable to Purchaser from such transaction(s) with Seller, so that each of Purchaser and Seller receives a portion of such Excess Proceeds that is proportionate to their respective ownership interests in the Company as existing on the date hereof; in such case, and in the calculation of the Excess Proceeds therefor, Purchaser and affiliates of Purchaser shall be entitled to an actual brokerage commission not to exceed one percent (1%).

6.11                           Mutual Release.  Effective from and after Closing, except as expressly provided herein to the contrary, Seller and Purchaser will be deemed, by the completion of Closing, to have released the Company, each other and their respective principals, agents and employees, and the Company shall be deemed to have released Seller, of and from any liability arising out of or in connection with the business and financial operations and affairs of the Company through and including the Closing Date, including any claims with respect to the negotiation of the terms of the LOI and this Agreement, such that no further claims against any of them relating to the period before Closing may be brought by any of them, in any capacity.  The Parties shall execute and deliver to each other at Closing a separate instrument of release (the “Mutual Release Agreement”) in the form attached hereto as Exhibit E.

6.12                           Further Assurances.  The Parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Equity Interests to Purchaser on the terms herein contained and to otherwise comply with the terms of this Agreement.

6.13                           Injunctive Relief.  Seller specifically recognize that any breach of Section 6.3, 6.4, 6.5 or 6.8 will cause irreparable injury to Purchaser and that actual damages may be difficult to ascertain, and in any event, may be inadequate.  Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Seller agree that in the event of any such breach, Purchaser shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available.  Seller and Purchaser recognize that the absence of a time limitation in Section 6.3 is reasonable and properly required for the protection of Purchaser and in the event that the absence of such limitation is deemed to be unreasonable by a court of competent jurisdiction, Seller agree and submit to the imposition of such a limitation as said court shall deem reasonable.

ARTICLE VII

RESERVED

ARTICLE VIII

Indemnification

8.1                                 General.  From and after the Closing, the Parties shall indemnify each other as provided in this Article VIII.  No specifically enumerated indemnification obligation with respect to a particular subject matter as set forth below shall limit or affect the applicability of a more general indemnification obligation as set forth below with respect to the same subject matter.  For the purposes of this Article VIII, each Party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing.

8.2                                 Certain Definitions.  As used in this Agreement, the following terms shall have the indicated meanings:

(a)                                  “Damages” shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation:  (i) reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, sustained or incurred in connection with the defense or investigation of any such claim; and (ii) costs and expenses reasonably incurred to bring the Company’s assets and business into compliance with law.

(b)                                 “Indemnified Party” shall mean a Party who is entitled to indemnification from another Party pursuant to this Article VIII;

(c)                                  “Indemnifying Party” shall mean a Party who is required to provide indemnification under this Article VIII to another Party;

(d)                                 “Third Party Claims” shall mean any claims for Damages which are asserted or threatened by a party other than the Parties, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

8.3                                 Seller’s Indemnification Obligations.  Seller shall indemnify, save and keep Purchaser, its institutional lenders, the Company and their respective successors and assigns and, if applicable, their respective directors, officers and shareholders (each a “Purchaser Indemnitee” and collectively the “Purchaser Indemnitees”) forever harmless against and from all Damages sustained or incurred by any Purchaser Indemnitee, as a result of or arising out of or by virtue of:

(a)                                  any inaccuracy in or breach of any representation and warranty made by such Seller to Purchaser herein or in any closing document delivered to Purchaser in connection herewith;

(b)                                 the breach by Seller of, or failure of Seller to comply with, any of the covenants or obligations under this Agreement to be performed by Seller (including, without limitation, his or its obligations under this Article VIII).

8.4                                 Purchaser’s Indemnification Obligations.  Purchaser shall (or in the case of Section 8.4(c), below, shall cause the Companies to) indemnify, save and keep Seller and, if applicable, the directors, officers, shareholders, trustees and beneficiaries of Seller, and James A. Black, Gary W. Black and Michael T. Black, and their respective successors and assigns (“Seller Indemnitees”), forever harmless against and from all Damages sustained or incurred by Seller Indemnitee, as a result of or arising out of or by virtue of:

(a)                                  any inaccuracy in or breach of any representation and warranty made by Purchaser to Seller herein or in any closing document delivered to Seller in connection herewith;

(b)                                 any breach by Purchaser of, or failure by Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser (including without limitation its obligations under this Article VIII); or

(c)                                  any claims of third parties relating to the business and financial operations and affairs of the Company accruing, or arising pursuant to or as a consequence of acts and/or omissions  occurring, prior to and after Closing.

8.5                                 Cooperation.  Subject to the provisions of Section 8.7, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the Parties shall cooperate in the investigation and defense of said Third Party Claim.

8.6                                 Subrogation.  The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified Party and shall not be subrogated to any right of action until it has paid in full or successfully defended against the Third Party Claim for which indemnification is sought.

8.7                                 Third Party Claims.  Forthwith following the receipt of notice of a Third Party Claim, the Party receiving the notice of the Third Party Claim shall (i) notify the other Party of its existence setting forth with reasonable specificity the facts and circumstances of which such Party has received notice and (ii) if the Party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted.  The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party.  If:

(a)                                  the defense of a Third Party Claim is so tendered and such tender is accepted without qualification by the Indemnifying Party; or

(b)                                 within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 8.7, the Indemnifying Party shall acknowledge without qualification its indemnification obligations as provided in this Article VIII in writing to the Indemnified Party;

then, except as hereinafter provided, the Indemnified Party shall not have the right to defend or settle such Third Party Claim.  The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.  The

Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim.  So long as the Indemnifying Party has not lost its right and/or obligation to defend and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party.  All expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.  Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Indemnified Party or imposes any obligations on the Indemnified Party other than the obligation to execute and deliver customary settlement documents or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice.  No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VIII shall relieve it of such obligations to the extent they exist.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept the defense of a Third Party Claim tendered pursuant to this Section 8.7, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to this Section 8.7, the Indemnified Party so defends or (except as hereinafter provided) settles a Third Party Claim, for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending the Third Party Claim which is incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.

ARTICLE IX

Effect of Termination/Proceeding

9.1                                 General.  The Parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article IX.

9.2                                 Right to Terminate.  Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)                                  by Purchaser by delivery of written notice to Seller; or

(b)                                 by Seller by delivery of written notice to Purchaser in the event of Purchaser’s failure to complete Closing as provided and within the periods set forth in Section 1.6(c).

9.3                                 Certain Effects of Termination.  In the event of the termination of this Agreement by Seller or Purchaser, in either case, as provided in Section 9.2:

(a)                                  each Party, if so requested by the other Party, will return promptly every document furnished to it by the other Party (or any subsidiary, division, associate or Affiliate of such other Party) in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and

(b)                                 all information received by any Party with respect to the business of the other Party or its subsidiaries, divisions, Affiliates or associates (other than information which is a matter of public knowledge or which has heretofore been or is hereafter publicly published in any publication for public distribution or filed as public information with any governmental authority) shall not, unless otherwise required by law, at any time be used for the advantage of, or disclosed to third parties by, such Party for any reason whatsoever; and

(c)                                  the nonrefundable portion of the Earnest Money Deposit shall immediately be paid to Seller as liquidated damages, as and to the extent permitted under the Gaming Laws, unless the failure to close is the result of nonperformance or default by Seller, in which case all such funds shall be paid to Purchaser.  In any case, Purchaser’s liability for failure to close the Acquisition, and Seller’s sole remedy for Purchaser’s breach hereunder, shall be limited to forfeiture of the nonrefundable portion of the Earnest Money Deposit in the amount(s) set forth herein, plus Purchaser’s obligations under Section 11.1, below.  In the event of a dispute concerning the Earnest Money Deposit, the prevailing party shall be entitled to recover, without limitation, its costs and expenses in connection with such dispute (including reasonable attorneys’ fees).

This Section 9.3 shall survive any termination of this Agreement.

9.4                                 Purchaser’s Remedies.  If Seller breaches this Agreement, Purchaser shall not be limited to the termination right granted in Section 9.2 but may, in the alternative, elect to do one of the following:

(a)                                  proceed to Closing despite the nonfulfillment of any closing condition, it being understood that consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of any representation, warranty or covenant or of Purchaser’s rights and remedies with respect thereto; or

(b)                                 decline to proceed to Closing, terminate this Agreement as provided in Section 9.2, and thereafter seek damages to the extent permitted in Section 9.5; or

(c)                                  seek specific performance of the obligations of Seller.  Seller hereby agrees that in the event of any breach of this Agreement by such Party, the remedies available to Purchaser at law would be inadequate and that Seller’s obligations under this Agreement may be specifically enforced.

9.5                                 Right to Damages.  If Purchaser terminates this Agreement pursuant to Section 9.2, Purchaser shall have no damages claim against Seller except if the circumstances giving rise to such termination were caused either by Seller’s material breach of Seller’s obligations under Article III or Sections 5.1 and 5.3, or by any of Seller’s representations and warranties contained in Section 2.3 being in a material respect incorrect when made, in which event termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of Purchaser against Seller, and Purchaser shall be entitled to recover, without limitation, its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys’ fees).

9.6                                 Apportionment of Earnest Money Deposit.  If all or a portion of the Earnest Money Deposit is released to Seller other than in connection with the completion of Closing hereunder, Seller agree that the Earnest Money Deposit so released shall be allocated among Seller in the same proportion as the allocation of the aggregate Purchase Price, as described in Exhibit B.

9.7                                 Automatic Termination.  If the condition provided for in Section 1.9(c) is not satisfied within the time period specified in such section and the waiver provided in such Section is not delivered within the time period specified in such section, this Agreement shall terminate.

ARTICLE X

RESERVED

ARTICLE XI

Miscellaneous

11.1                           Fees and Expenses.  Whether or not the transactions contemplated hereby are consummated, Purchaser and Seller shall each pay their own costs and expenses, including, without limitation, all attorneys fees and related costs specifically incurred by them in connection with the preparation and negotiation of this Agreement.  The fees and expenses incurred in connection with any filings required under the HSR Act (the “HSR Costs”) will be borne by Purchaser; provided, however, that at Closing, Purchaser shall be entitled to a credit in the amount of fifty percent (50%) of the HSR Costs, such credit to be applied against the Purchase Price payable by Purchaser to Seller and allocated among Seller and the other stockholders in the Company in same ratio that their respective payments described in Exhibit B bear to the Purchase Price.  In addition to the obligation to pay the costs and expenses as provided for above, Purchaser shall also be required to fund all Acquisition-related costs and expenses incurred by the Company or allocable to any or all of the Company and shall not seek or be entitled to reimbursement from the Company if the Acquisition fails to close for any reason, including, without limitation, as the result of termination of this Agreement, other than a failure to close resulting from default or non-performance by Seller.  In no event shall any costs or expense be charged to any of the Company which would constitute a breach of the Credit Facility.

11.2                           Publicity.  Except as otherwise required by law or applicable stock exchange rules, press releases concerning this transaction shall be made only with the prior agreement of Seller and Purchaser.  Except as otherwise required by law or applicable stock exchange rules, no such press releases or other publicity shall state the amount of the Purchase Price.  Notwithstanding the foregoing, the Parties agree that Purchaser and Purchaser’s investment bankers, lenders and their agents may issue or authorize press releases in connection with the financing of the Acquisition.

11.3                           Notices.  All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail.  Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail.  Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile.  All notices shall be addressed as follows:

If to Seller:

Scott M. Nielson

Fax: (702)

If to Purchaser:

Robert R. Black, Sr.

911 North Buffalo, Suite 211

Las Vegas, Nevada 89128

Fax: (702) 341-5287

with a copy to:

Daniel S. Ojserkis, Esquire

Fox Rothschild LLP

1301 Atlantic Avenue, Suite 400

Atlantic City, New Jersey 08401

Fax: (609) 348-6834

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11.3.

11.4                           Expenses; Transfer Taxes.  Except as provided in Section 11.1, each Party shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys’, accountants’ and other professional fees and expenses.

11.5                           Entire Agreement.  This Agreement and the instruments to be delivered by the Parties pursuant to the provisions hereof constitute the entire agreement between the Parties and shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.  Each Exhibit shall be considered incorporated into this Agreement.  Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the Parties.  It is expressly understood among the Parties that the terms and conditions of this Agreement shall supersede and in all respects replace the LOI, and the LOI shall be of no further force or effect.

11.6                           Non-Waiver.  The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.  A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

11.7                           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

11.8                           Severability.  The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

11.9                           Applicable Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Nevada applicable to contracts made in that State.

11.10                     Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the Parties, and their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.11                     Assignability.  This Agreement shall not be assignable by any Party without the prior written consent of the other Parties, except that at or prior to the Closing, Purchaser may assign its rights and delegate its duties under this Agreement to a corporation or other entity and may assign its rights under this Agreement to its lenders for collateral security purposes, and after the Closing, Purchaser may assign its rights and delegate its duties under this Agreement to any third party; provided, however, that in any such case, Purchaser’s assignment will be subject to the provisions of Section 6.10 (any such assignee being referred to as a “Permitted Designee”).  No such assignment shall relieve Purchaser of any of its liabilities under this Agreement.

11.12                     Amendments.  This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the Parties.

11.13                     Compliance with Nevada State Gaming Law.

(a)                                  No Gaming Interest.  Purchaser acknowledges that absent the requisite approval by the Nevada State Gaming Control Board, the Nevada Gaming Commission, the City of Mesquite and the Clark County Liquor and Gaming Licensing Board (collectively, the “Nevada Gaming Authorities”), Purchaser is strictly prohibited from obtaining any interest whatsoever in the Equity Interests.  Therefore, the Parties expressly agree that Seller shall retain ownership of the Equity Interests until such time as Purchaser obtains all required approvals and licenses from the Nevada Gaming Authorities.  The Parties agree that absent Purchaser’s receipt of all such necessary gaming licenses, no ownership interest in the Equity Interests shall pass to Purchaser.

(b)                                 Purchaser Regulatory Approvals.  Purchaser shall promptly apply for, and exert Purchaser’s commercially reasonable efforts to obtain, all regulatory approvals from the Nevada Gaming Authorities and any other applicable governmental authorities for this transaction.

11.14                     Survival.  The Parties agree that unless expressly provided to the contrary herein, all provisions of this Agreement shall survive Closing.

11.15                     Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

/s/ ROBERT R. BLACK, SR.
Robert R. Black, Sr.

B & BB, Inc., a Nevada corporation

By:	/s/ ROBERT R. BLACK, SR.
Robert R. Black, Sr., Secretary

/s/ SCOTT M. NIELSON
Scott M. Nielson

Exhibit A*

Equity Interests List

B & B B, Inc.

Name	No. of Shares	Certificate No.	Percentage Ownership

*  Registrants agree to furnish supplementally a copy of the omitted schedules to the Securities Exchange Commission upon its request.

Exhibit B*

Allocation of Purchase Price

B & B B, Inc.

*  Registrants agree to furnish supplementally a copy of the omitted schedules to the Securities Exchange Commission upon its request.

Exhibit C

Form of Legal Opinion of Purchaser’s Counsel

[PURCHASER’S COUNSEL’S LETTERHEAD]

                             , 200

Scott M. Nielson

RE:                            Agreement for Purchase and Sale or Redemption of Equity Interests dated as of November     , 2004 (the “Agreement”) among Robert R. Black, Sr. (“Black”) and B& BB, Inc., a Nevada corporation (“B&BB”) and Scott M. Nielson, an individual (the “Seller”)

Ladies and Gentlemen:

We have acted as Nevada counsel for Robert R. Black, Sr. (“Black”), and B& BB, Inc., a Nevada corporation (“B&BB”) in connection with the execution, preparation, and delivery of the Agreement.  Capitalized terms not defined in this letter shall have the meanings given under the Agreement, unless the context clearly requires otherwise.  This opinion letter is provided to you at the request of our clients, pursuant to Section 4.1(d) of the Agreement.

In such capacity, we have examined originals, or copies certified or otherwise authenticated to our satisfaction, of: (i) the Agreement, (ii) the Mutual Release Agreement dated of even date herewith; and (iii) all other documents executed and delivered by Purchaser pursuant to the Agreement (collectively, the “Purchaser’s Documents”).

Additionally, we have reviewed such other documents, instruments and agreements as we deemed relevant and/or necessary or appropriate in order for us to render the opinions expressed herein.  We have also made such examination of law as we have deemed necessary for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures (except for Black and B&BB), the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photocopies, the authenticity of the originals of such latter documents, the accuracy and completeness of all documents and records reviewed by us, the accuracy, completeness and authenticity of each certificate issued by any government official, office or agency  and the absence of change in the information contained therein from the effective date of any such certificate.

We have assumed that each of the parties to the Purchaser’s Documents other than the Purchaser (the “Other Parties”) has satisfied all applicable legal requirements necessary to make the Purchaser’s Documents enforceable against it and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Purchaser’s Documents against Black and B&BB.  We have also assumed that the conduct of the parties to the Purchaser’s Documents complies with any requirements of good faith, fair dealing and absence of unconscionability, and there has not been any mutual mistake of fact, fraud, duress or undue influence.

As to any facts material to our opinions expressed herein, we have relied upon the representations and warranties of Black and B&BB as contained in the Agreement and upon a certificate of Black and B&BB with respect to certain factual matters, a copy of which is attached to this letter.  In this regard, we have assumed the due authorization, execution and delivery of the Purchaser’s Documents by all of the Other Parties thereto, that all of the Other Parties thereto have full power and legal right to enter into the Purchaser’s Documents, as applicable, and to consummate the transactions contemplated thereby, and that each of the Purchaser’s Documents constitutes a legal, valid and binding obligation of each of the Other Parties thereto.

To the extent that a statement herein is qualified by the phrases “to our knowledge” or “known to us”, or by similar phrases, it is intended to indicate that, during the course of our representation of Black and B&BB in connection with the Purchaser’s Documents, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered substantive legal services in connection with the representation of Black and B&BB with respect to the Purchaser’s Documents.  However, we have not undertaken any independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or review.  No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of Black and B&BB.

Our opinion is limited in all respects to the laws of the United States and the State of Nevada.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

1                                          Black is a Nevada resident, of full age.  B&BB is a Nevada corporation duly incorporated formed and, based solely on a standing certificate from the Nevada Secretary of State dated                       , 20      , validly existing as corporations in good standing under the laws of the State of Nevada.

2                                          Black and B&BB have all requisite power to enter into, deliver and perform their specific obligations under the Purchaser’s Documents.

3                                          B&BB has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Seller’s Documents to which it is a party.

4                                          Each of the Purchaser’s Documents have been duly and validly authorized, and the Purchaser’s Documents have been duly and validly executed and delivered by Black and B&BB.

5                                          Each of the Purchaser’s Documents is the legal, valid and binding obligation of Black and B&BB, enforceable against Black and B&BB in accordance with its terms.

6                                          The execution and delivery by Black and B&BB of the Purchaser’s Documents and the performance of the obligations of Black and B&BB thereunder do not (i) violate any Federal or Nevada law applicable to Black and B&BB or, to our knowledge, any order, rule or regulation of any Federal or Nevada governmental authority or agency having jurisdiction over Black and B&BB or their properties or by which any of them is bound; (ii) with the exception of the Credit Facility, to our knowledge, result in a breach of or constitute a default or grounds for acceleration of the maturity under any agreement or instrument to which Black and B&BB is a party or by which any of their properties is bound or affected; (iii) to our knowledge, result in, or require, the creation or imposition of any lien upon or with respect to any of the properties now owned by Black and B&BB; or (iv) to our knowledge, violate any judgment, order, writ, injunction or decree binding on Black and B&BB.

7                                          Except as expressly provided in the Agreement, no authorization, approval, license, permit or other action by, and no notice to or filing with, any Federal or Nevada governmental authority or judicial or regulatory body is required (or, if required, such authorization, approval, license, permit, action or filing has been duly made or obtained) for the due execution, delivery and performance of the obligations of Black and B&BB under the Purchaser’s Documents.

8                                          To our knowledge, there are no pending or threatened actions, suits, proceedings or investigations before any court, board of arbitration, governmental agency, commission or official against Black and B&BB relating to the Acquisition.

Our opinions expressed above are subject to the following additional qualifications:

(a)                                  The opinions expressed herein are qualified to the extent that the validity, binding nature and enforceability of the Purchaser’s Documents may be limited or otherwise affected by:  (i) general principles of equity, including without limitation, principles of commercial reasonableness, good faith, and fair dealing, regardless of whether enforceability is considered in a proceeding in equity or at law;  (ii) bankruptcy, insolvency, reorganization, fraudulent conveyance (including without limitation the Uniform Fraudulent Transfer Act in Nevada and similar provisions of the Federal Bankruptcy Code), arrangement, rehabilitation, liquidation, moratorium, and other similar laws relating to or affecting rights and remedies of creditors and secured parties generally;  (iii) limitations on the right of Black and B&BB to exercise the rights and remedies under the Purchaser’s Documents if it is determined by a court of competent jurisdiction that it cannot be demonstrated that enforcement of the rights and remedies is reasonably necessary for the protection of Black and B&BB; and  (iv) the unenforceability under certain circumstances of provisions indemnifying, or prospectively releasing, a party against liability for its own wrongful or negligent acts or where the release or indemnification is contrary to public policy.

(b)                                 Requirements in the Purchaser’s Documents specifying that provisions thereof may be amended or waived only in writing may not be enforced under Nevada law to the extent that a subsequent oral agreement modifying provisions of any such agreement or document has been performed.

(c)                                  We express no opinion as to the enforceability of:  (i) provisions that define, waive or set standards for good faith, reasonableness, commercial reasonableness, fair dealing, diligence or the like;  (ii) provisions that provide the right to exercise remedies upon the happening of a non-material breach of the Purchaser’s Documents (including, without limitation, material breaches of non-material provisions thereof);  (iii) provisions that govern the election of remedies or provide that remedies are cumulative;  (iv) provisions that authorize any party to use force or cause a breach of the peace in enforcing rights or remedies;  (v) provisions that release, exculpate or exempt a party from, or require indemnification of a party for, liability for its own action or inaction or provide any indemnity or hold harmless to the extent such indemnity or hold harmless is, with respect to any activity, contrary to public policy;  (vi) provisions that require the payment or reimbursement of any fee, cost, expense or other item that is unreasonable in nature or amount;  (vii) provisions that waive or restrict the right to a jury trial, specify a means for service of process, specify governing law, select venue or consent to personal jurisdiction; or  (viii) provisions that purport to establish evidentiary standards.

(d)                                 Our opinions in paragraphs 6 and 7 above as to compliance with certain statutes, rules and regulations and as to required permits, consents or approvals of, authorizations by, or registrations, declarations or filings with certain governmental authorities are based upon a review (as limited by (a), (b), and (c) above) of those Federal and Nevada statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Agreement.

(e)                                  In rendering this opinion, we have assumed that:  (i) the Other Parties have acted without notice of any defense against the enforcement of any rights created by the transactions contemplated by the Agreement;  (ii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Purchaser’s Documents;  (iii) each applicable statute, rule, regulation, order and agency action affecting the parties to the Agreement or the transactions contemplated thereby is valid and constitutional;  and (iv) the Other Parties will act in accordance with, and will refrain from taking any action which is inconsistent with, the terms and conditions of the Purchaser’s Documents.

(f)                                    No opinion is given with respect to the enforceability of any provision of the Purchaser’s Documents that purports to preclude modification of the Purchaser’s Documents through conduct, custom or course of performance, action or dealing.

(g)                                 Our opinion is based upon and relies upon the current status of law, and in all respects is subject to and may be limited by future legislation or case law.

The opinions expressed herein represent our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not guarantees that a court will reach any particular result.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinions contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion letter and the opinions contained herein may be relied on by the addressees hereof but may not be relied upon by any other person or entity without our prior written consent and may not be used, circulated, furnished, quoted or otherwise referred to for any other purpose without our prior written consent.

Very truly yours,

Exhibit D

Form of Legal Opinion of Seller’ Counsel

[SELLER’ COUNSEL’S LETTERHEAD]

                             , 200

ROBERT R. BLACK, SR.

B & BB, INC.

c/o Diversified Interests

911 N. Buffalo Drive, Suite 201

Las Vegas, NV  89128

United States of America

RE:                            Agreement for Purchase and Sale or Redemption of Equity Interests dated as of November     , 2004 (the “Agreement”) among Robert R. Black, Sr. (“Purchaser”) and Scott M. Nielson, an individual (the “Seller”)

Ladies and Gentlemen:

We have acted as Nevada counsel for Scott M. Nielson, an individual ( “Seller”) in connection with the execution, preparation, and delivery of the Agreement.  Capitalized terms not defined in this letter shall have the meanings given under the Agreement, unless the context clearly requires otherwise.  This opinion letter is provided to you at the request of our client, pursuant to Section 4.2(e) of the Agreement.  The term “Seller” as used in this opinion letter is strictly limited to those parties as so described in this paragraph and shall not include any other party(ies) described as “Seller(s)” in the Agreement.

In such capacity, we have examined originals, or copies certified or otherwise authenticated to our satisfaction, of: (i) the Agreement, (ii) the Mutual Release Agreement dated of even date herewith; (iii) the stock powers and other assignments of the Equity Interests executed by the Seller; and (iv) all other documents executed and delivered by Seller pursuant to the Agreement (collectively, the “Seller’s Documents”).

Additionally, we have reviewed such other documents, instruments and agreements as we deemed relevant and/or necessary or appropriate in order for us to render the opinions expressed herein.  We have also made such examination of law as we have deemed necessary for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures (except for the Seller), the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photocopies, the authenticity of the originals of such latter documents, the accuracy and completeness of all documents and records reviewed by us, the accuracy, completeness and authenticity of each certificate issued by any government official, office or agency, and the absence of change in the information contained therein from the effective date of any such certificate.

We have assumed that each of the parties to the Seller’s Documents other than the Seller (the “Other Parties”) has satisfied all applicable legal requirements necessary to make the Seller’s Documents enforceable against it and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Seller’s Documents against the Seller.  We have also assumed that the conduct of the parties to the Seller’s Documents complies with any requirements of good faith, fair dealing and absence of unconscionability, and there has not been any mutual mistake of fact, fraud, duress or undue influence.

As to any facts material to our opinions expressed herein, we have relied upon the representations and warranties of the Seller as contained in the Agreement and upon a certificate of the Seller with respect to certain factual matters, a copy of which is attached to this letter.  In this regard, we have assumed the due authorization, execution and delivery of the Seller’s Documents by all of the Other Parties thereto, that all of the Other Parties thereto have full power and legal right to enter into the Seller’s Documents, as applicable, and to consummate the transactions contemplated thereby, and that each of the Seller’s Documents constitutes a legal, valid and binding obligation of each of the Other Parties thereto.

To the extent that a statement herein is qualified by the phrases “to our knowledge” or “known to us”, or by similar phrases, it is intended to indicate that, during the course of our representation of the Seller in connection with the Seller’s Documents, no information that would give us current actual knowledge (“actual knowledge” as defined in the Legal Opinion Accord of the Section of Business Law of the ABA, all provisions of which are hereby incorporated by reference) of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered substantive legal services in connection with the representation of the Seller with respect to the Seller’s Documents.  However, we have not undertaken any independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or review.  No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Seller.

Our opinion is limited in all respects to the laws of the United States and the State of Nevada.  We express no opinion regarding the effects on the documents of all State and Federal Income tax or Securities Law.  To the extent of any ambiguity contained herein, this opinion letter shall be governed by, and interpreted in accordance with, the Legal Opinion Accord of the Section of Business Law of ABA (1991); provided, however, that in the case of any conflict between the terms of this opinion letter and such Accord, the terms of this opinion letter shall govern.  As a consequence, this opinion letter may be subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including the General Qualifications and the Equitable Principles Limitation, and this opinion letter should be read in conjunction therewith.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

1                                                           (“              ”) is a Nevada              duly formed and[, based solely on a standing certificate from the Nevada Secretary of State dated                       , 20      ,] validly existing as a                      in good standing under the laws of the State of Nevada.  Each of the Seller, and each of the Individuals, is a Nevada resident, of full age.

2                                          Each of the Seller has all requisite power to enter into, deliver and perform its specific obligations under the Seller’s Documents.  Each of the Individuals has all requisite power to join in the execution of the Agreement and comply with his or her specific obligations thereunder.

3                                                           has taken all necessary            action to authorize the execution, delivery and performance by it of the Seller’s Documents to which it is a party.

4                                          Each of the Seller’s Documents have been duly and validly authorized, and the Seller’s Documents have been duly and validly executed and delivered by the Seller and the Individuals.

5                                          Each of the Seller’s Documents is the legal, valid and binding obligation of the Seller, enforceable against each of them, respectively, in accordance with their respective terms.

6                                          Seller is the record owner of the Equity Interests set forth opposite each such Seller’s name on Exhibit “A” to the Agreement.  We have no knowledge of any Claims against any such Equity Interests.

7                                          The execution and delivery by Seller of the Seller’s Documents and the performance of the obligations of Seller thereunder do not (i) violate any Federal or Nevada law applicable to Seller or, to our knowledge, any order, rule or regulation of any Federal or Nevada governmental authority or agency having jurisdiction over Seller or his properties or by which he is bound; (ii) with the exception of the Credit Facility, to our knowledge, result in a breach of or constitute a default or grounds for acceleration of the maturity under any agreement or instrument to which Seller is a party or by which any of his properties is bound or affected; (iii) to our knowledge, result in, or require, the creation or imposition of any lien upon or with respect to any of the properties now owned by Seller; or (iv) to our knowledge, violate any judgment, order, writ, injunction or decree binding on Seller.

8                                          Except as expressly provided in the Agreement, no authorization, approval, license, permit or other action by, and no notice to or filing with, any Federal or Nevada governmental authority or judicial or regulatory body is required (or, if required, such authorization, approval, license, permit, action or filing has been duly made or obtained) for the due execution, delivery and performance of the obligations of the Seller under the Seller’s Documents.

9                                          To our knowledge, there are no pending or threatened actions, suits, proceedings or investigations before any court, board of arbitration, governmental agency, commission or official against Seller relating to the Acquisition.

Our opinions expressed above are subject to the following additional qualifications:

(a)                                  The opinions expressed herein are qualified to the extent that the validity, binding nature and enforceability of the Seller’s Documents may be limited or otherwise affected by:  (i) general principles of equity, including without limitation, principles of commercial reasonableness, good faith, and fair dealing, regardless of whether enforceability is considered in a proceeding in equity or at law;  (ii) bankruptcy, insolvency, reorganization, fraudulent conveyance (including without limitation the Uniform Fraudulent Transfer Act in Nevada and similar provisions of the Federal Bankruptcy Code), arrangement, rehabilitation, liquidation, moratorium, and other similar laws relating to or affecting rights and remedies of creditors and secured parties generally and in addition this opinion shall incorporate definitions of §12 of the Legal Opinion Accord of the Section of Business Law of the ABA;  (iii) limitations on the right of the Purchaser to exercise the rights and remedies under the Seller’s Documents if it is determined by a court of competent jurisdiction that it cannot be demonstrated that enforcement of the rights and remedies is reasonably necessary for the protection of the Purchaser; and  (iv) the unenforceability under certain circumstances of provisions indemnifying, or prospectively releasing, a party against liability for its own wrongful or negligent acts or where the release or indemnification is contrary to public policy.

(b)                                 Requirements in the Seller’s Documents specifying that provisions thereof may be amended or waived only in writing may not be enforced under Nevada law to the extent that a subsequent oral agreement modifying provisions of any such agreement or document has been performed.

(c)                                  We express no opinion as to the enforceability of:  (i) provisions that define, waive or set standards for good faith, reasonableness, commercial reasonableness, fair dealing, diligence or the like;  (ii) provisions that provide the right to exercise remedies upon the happening of a non-material breach of the Seller’s Documents (including, without limitation, material breaches of non-material provisions thereof);  (iii) provisions that govern the election of remedies or provide that remedies are cumulative;  (iv) provisions that authorize any party to use force or cause a breach of the peace in enforcing rights or remedies;  (v) provisions that release, exculpate or exempt a party from, or require indemnification of a party for, liability for its own action or inaction or provide any indemnity or hold harmless to the extent such indemnity or hold harmless is, with respect to any activity, contrary to public policy;  (vi) provisions that require the payment or reimbursement of any fee, cost, expense or other item that is unreasonable in nature or amount;  (vii) provisions that waive or restrict the right to a jury trial, specify a means for service of process, specify governing law, select venue or consent to personal jurisdiction; or  (viii) provisions that purport to establish evidentiary standards.

(d)                                 Our opinions in paragraphs 7 and 8 above as to compliance with certain statutes, rules and regulations and as to required permits, consents or approvals of, authorizations by, or registrations, declarations or filings with certain governmental authorities are based upon a review (as limited by (a), (b) and (c) above) of those Federal and Nevada statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Agreement.

(e)                                  In rendering this opinion, we have assumed that:  (i) the Other Parties have acted without notice of any defense against the enforcement of any rights created by the transactions contemplated by the Agreement;  (ii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Seller’s Documents;  (iii) each applicable statute, rule, regulation, order and agency action affecting the parties to the Agreement or the transactions contemplated thereby is valid and constitutional;  and (iv) the Other Parties will act in accordance with, and will refrain from taking any action which is inconsistent with, the terms and conditions of the Seller’s Documents.

(f)                                    No opinion is given with respect to the enforceability of any provision of the Seller’s Documents that purports to preclude modification of the Seller’s Documents through conduct, custom or course of performance, action or dealing.

(g)                                 Our opinion is based upon and relies upon the current status of law, and in all respects is subject to and may be limited by future legislation or case law.

The opinions expressed herein represent our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not guarantees that a court will reach any particular result.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinions contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion letter and the opinions contained herein may be relied on by the Purchaser and the Companies but may not be relied upon by any other person or entity without our prior written consent and may not be used, circulated, furnished, quoted or otherwise referred to for any other purpose without our prior written consent.

Very truly yours,

Exhibit E

Form of Mutual Release Agreement

MUTUAL RELEASE AGREEMENT

MUTUAL RELEASE AGREEMENT (this “Agreement”), made by and among Robert R. Black, Sr. (“Black”), B&BB, Inc. (“B&BB”; and together with Black, “Purchaser”); and Scott M. Nielson, an individual (the “Seller”).

This is the “Mutual Release Agreement” contemplated under Section 6.11 of  that certain Agreement for Purchase and Sale or Redemption of Equity Interests among the parties hereto dated as of November       , 2004 (the “Purchase Agreement”).  Capitalized terms not defined in this letter shall have the meanings given under the Purchase Agreement, unless the context clearly requires otherwise.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in consideration of performance and payment by the parties as provided under the Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

Mutual Release.  Effective from and after the date hereof, except as expressly provided in the Purchase Agreement to the contrary, Seller and Purchaser do hereby release each other and their respective principals, agents, employees, spouses, affiliates, trustees, beneficiaries, executors, successors, transferees and assigns, of and from any liability arising, directly or indirectly, out of or in connection with the business and financial operations and affairs of B&BB (and each subsidiary thereof) or through or as a consequence of ownership, directorship, or management of B&BB (and each subsidiary thereof), through and including the date hereof, including any claims with respect to the negotiation of the terms of the LOI, the Purchase Agreement and this Agreement, such that no further claims, demands or actions in connection therewith against any of them relating to the period before the date hereof may be brought by any of them, in any capacity, whether such claims, liabilities, demands or actions are now existing, known, unknown, fixed or contingent, in tort, contract or otherwise, at law or in equity, or otherwise.

A party to this Agreement determined to be in breach of the mutual release covenants contained herein shall indemnify the aggrieved party or parties for costs and expenses of defending such actions including reasonable attorneys’ fees.

This Mutual Release Agreement shall be governed by the laws of the State of Nevada, and may not be modified except by a written instrument signed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Mutual Release Agreement as of                                   , 2004.

Robert R. Black, Sr.

B & BB, Inc., a Nevada corporation

By:
Robert R. Black, Sr., Secretary

Scott M. Nielson

Exhibit F

Escrow Agreement

ESCROW AGREEMENT

November       , 2004

NEVADA TITLE COMPANY

3320 West Sahara Avenue

Suite 200

Las Vegas, NV  89102

Attn:  Ms. Troy Lochhead

RE:                            Agreement for Purchase and Sale or Redemption of Equity Interests dated as of November     , 2004 (the “Agreement”) among Robert R. Black, Sr., and B& BB, Inc. (collectively, “Purchaser”) and Scott M. Nielson (the “Seller”)
Your Account # 04-09-2387-DTL

Ladies & Gentlemen:

We have previously deposited with you the sum of Ten Thousand Dollars ($10,000.00) and are depositing herewith a fully-executed copy of the Agreement.  Capitalized terms not defined in this letter shall have the meanings given under the Agreement, unless the context clearly requires otherwise.

The deposited monies represent the Earnest Money Deposit recited in the Agreement which you acknowledge and agree you have received and are currently holding.  You shall hold the Earnest Money Deposit in an interest bearing account and in accordance with the terms of this Agreement.

The Agreement is incorporated by reference but only insofar as the terms of the Agreement affect your duties as Escrow Agent.  The Earnest Money Deposit is to be held and/or released for delivery by you strictly in accordance with the provisions of the Agreement.  Unless in connection with the delivery of the Earnest Money Deposit to the Seller at the Closing, you shall not release the Earnest Money Deposit except upon a written direction signed on behalf of all of the parties.  Upon release of the Earnest Money Deposit pursuant to that direction, you shall be deemed to have fully performed your obligations hereunder, and shall be relieved of any further responsibility or liability hereunder.  No notice or further authorization shall be required for you to release the Earnest Money Deposit to the Seller at Closing.  However, upon your request, Purchaser shall execute a letter authorizing such release.

In the event of a dispute as to the disposition of the Earnest Money Deposit you are authorized and directed to follow one of the following courses of action, which action you shall take at your sole discretion:

(a)                                  You may deposit the Earnest Money Deposit into a court of competent jurisdiction, and upon doing so you shall be released from any further liability under this Agreement.  It is understood and agreed that should you file an interpleader action, you may charge the Earnest Money Deposit for attorney fees and court costs.

(b)                                 You may hold the Earnest Money Deposit, subject to:

(1)                                  written instructions signed by the Seller and Purchaser which shall direct and authorize the disposition of the Earnest Money Deposit; or

(2)                                  an order of a court of competent jurisdiction which constitutes a final determination as to the disposition of the Earnest Money Deposit.

Anything herein to the contrary notwithstanding, Seller and Purchaser agree that Escrow Agent shall not be liable for taking or omitting to take any action whatsoever, except for action taken or omitted to be taken by reason of the Escrow Agent’s gross negligence, willful misconduct, or bad faith.  Escrow Agent’s deposit of the Earnest Money Deposit, or any portion thereof, into a single account in an FDIC insured institution shall not constitute gross negligence, willful misconduct or bad faith.  Seller and Purchaser shall reimburse and indemnify the Escrow Agent for, and shall hold it harmless from and against, any and all loss, liability, cost, or expense, including, without limitation, reasonable attorney’s fees and disbursements and reasonable court costs and expenses of defending any claim or liability, incurred by Escrow Agent without its willful misconduct or gross negligence or bad faith, or arising out of or in connection with its acceptance of, or its performance of its duties and obligations under this Escrow Agreement.

Upon making such delivery and performance of any other services included above, you will thereupon be released and acquitted from any further liabilities concerning the Earnest Money Deposit, it being expressly understood that such liability in any event is limited by the terms and conditions set forth herein.  By acceptance of this agency, you are in no way assuming responsibility for the validity or authenticity of the subject matter of the Earnest Money Deposit.

In the event that your duties under this Escrow Agreement shall conflict with any provision of the Agreement, this Escrow Agreement shall control.

In the event of litigation affecting your duties relating to the Earnest Money Deposit, we agree to reimburse you for any reasonable expenses incurred, including attorney fees, such obligation to be shared equally by Seller, on one hand, and Purchaser, on the other hand.

Any changes in the terms and conditions hereof may be made only in writing signed by all parties or their duly authorized representatives.

Robert R. Black, Sr.

B & BB, Inc., a Nevada corporation

By:
Robert R. Black, Sr., Secretary

Scott M. Nielson

We hereby accept the Earnest Money Deposit under the terms and conditions therein set forth.

ESCROW AGENT:

NEVADA TITLE COMPANY

By:

Its: